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                                                                    EXHIBIT 99.1

(NASTECH LOGO)


FOR IMMEDIATE RELEASE

 Nastech Pharmaceutical Company Reacquires PYY3-36 Nasal Spray for Treatment of
               Obesity and Will Advance Its Clinical Development

BOTHELL, WASH., MARCH 2, 2006 - Nastech Pharmaceutical Company Inc. (Nasdaq:
NSTK), a leader in developing therapeutics using advanced molecular biology based drug delivery technologies, announced today that it has reacquired its rights to PYY3-36 (PYY) nasal spray for treatment of obesity from its collaboration partner, Merck & Co., Inc.

Nastech's agreement with Merck has terminated with receipt of Merck's notice effective March 1, 2006. Merck's conclusion, based on the "Preliminary Proof of Concept Study" it has conducted, is that Nastech's intra-nasal formulation of PYY did not demonstrate efficacy. Nastech's review of the data received from Merck to date indicates that Nastech's formulation is capable of delivering PYY, via nasal administration to the blood stream, with an acceptable nasal safety profile. Although there can be no assurance, Nastech believes that with dose-ranging studies they will be able to identify an appropriate dose or dosage regimen for intra-nasal PYY.

"Based on our review, Nastech believes that clinical trial results to date support the continued development of this important investigational product for the treatment of obesity, and we remain committed to the further advancement of the PYY clinical program this year," stated Steven C. Quay, M.D., Ph.D., Chairman, President and CEO of Nastech. "While we are disappointed that we and Merck could not reach a mutually acceptable agreement following discussions with a view to finding terms of agreement for the continued development of PYY intranasal formulations under the collaboration agreement, we will continue to advance the program. Nastech has both the human and the financial resources to drive the rapid development of PYY for obesity, and to also advance its other ongoing programs. Assuming successful completion of further dose optimization studies, Nastech will undertake a Phase II clinical trial program, after which Nastech intends to seek a new commercial partnership for PYY with a major pharmaceutical company that has a strong presence in metabolic diseases and that is capable of conducting late-stage clinical development and worldwide commercialization in the obesity space.

"Nastech intends to cooperate with Merck in the production of a manuscript to be submitted for publication concerning the clinical trials performed by Merck. Merck noted that the `interaction between Merck and Nastech has been positive and
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professional', and that they `would welcome the opportunity to collaborate with
Nastech again should the appropriate opportunity arise.' Nastech as well would welcome the opportunity to work with Merck in the future."

Nastech expects to recognize approximately $3.7 million in revenue in the first quarter due to such termination.

CONFERENCE CALL AND WEBCAST INFORMATION

Nastech management will host a conference call to discuss its development plans for PYY. The call is scheduled for Monday, March 6, 2006, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (866) 700-7173 and international callers should dial (617) 213-8838. The access code for the live conference call is 15309917. To access the 24-hour telephone replay, U.S. residents should dial (888) 286-8010 and international callers should dial (617) 801-6888. The access code for the replay is 38258491.

Alternatively, log on to http://www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech's website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.

ABOUT NASTECH

We are a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. We and our collaboration partners are developing products for multiple therapeutic areas including respiratory disease, inflammatory conditions, obesity and osteoporosis. Additional information about Nastech is available at www.nastech.com.

NASTECH FORWARD LOOKING STATEMENTS

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding;
(ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech's and/or a partner's ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech's and/or a partner's ability to obtain required governmental approvals; and (v) Nastech's and/or a partner's ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech's most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
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CONTACTS:

NASTECH PHARMACEUTICAL COMPANY INC.

NASTECH
Ed Bell
Senior Investor Relations Manager
(425) 908-3639
IR@NASTECH.COM

NOONAN RUSSO
Matthew Haines (Investors/Media)
(212) 845-4235